METROPOLITAN SERIES FUND

AMENDMENT No. 1

TO THE

AMENDED AND RESTATED ADVISORY AGREEMENT

(Frontier Mid Cap Growth Portfolio (formerly, BlackRock Aggressive Growth Portfolio))

AMENDMENT dated January 7, 2013 to the Amended and Restated Advisory Agreement dated April 30, 2012 (the “Agreement”), by and between MetLife Advisers, LLC (“MLA”), a Delaware limited liability company, and Metropolitan Series Fund, a Delaware trust, with respect to the Frontier Mid Cap Growth Portfolio (formerly, BlackRock Aggressive Growth Portfolio).

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein; and

WHEREAS, Frontier Capital Management Company LLC replaced BlackRock Advisors, LLC as subadviser to the BlackRock Aggressive Growth Portfolio on January 7, 2013.

NOW THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	References in the Agreement to BlackRock Aggressive Growth Portfolio are hereby replaced with Frontier Mid Cap Growth Portfolio.

2.	In all other respects, the Agreement is confirmed and remains in full force and effect.

3.	This Amendment shall become effective as of the date first set forth above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date first set forth above.

METROPOLITAN SERIES FUND on behalf of its Frontier Mid Cap Growth Portfolio (formerly, BlackRock Aggressive Growth Portfolio)		METLIFE ADVISERS, LLC

By:	/s/ Jeffrey L. Bernier	By:	/s/ Alan C. Leland, Jr.
	Jeffrey L. Bernier		Alan C. Leland, Jr.
	Senior Vice President		Chief Financial Officer and Treasurer